Exhibit 99.1

Press Release:   3D Systems Announces Net Income of $0.12 per Share for the Third Quarter of 2004

NEWS RELEASE

For Immediate Release

Contact:
Elizabeth Goode, Director Corporate Development
(661) 295-5600, ext. 2632
goodee@3dsystems.com

3D Systems Announces Net Income of $0.12 Per Share
for the Third Quarter of 2004

VALENCIA, California, November 4, 2004 — 3D Systems Corporation (Nasdaq: TDSC) announced today higher revenue and an operating profit for both the third quarter and first nine months of 2004, continuing its trend of improving financial results in 2004.

The company also reported $1.7 million of net income available to common stockholders, or $0.12 per share on a fully diluted basis, for the third quarter, reversing a loss of $5.7 million, or $0.45 per share on a fully diluted basis, in the 2003 period.

For the first nine months of 2004, the company reported a $2.0 million loss available to common stockholders, or $0.16 per share on a fully diluted basis, which was sharply lower than its $25.6 million loss, or $2.01 per share on a fully diluted basis, for the 2003 period.

Revenue increased in both the third quarter and the first nine months of 2004 compared to the 2003 periods. On a consolidated basis,

•        revenue for the third quarter increased 18.9% to $29.7 million from $24.9 million for the 2003 period; and

•        revenue for the first nine months increased 16.4% to $87.1 million from $74.8 million for the 2003 period.

The company experienced strong revenue growth in Europe and Asia-Pacific, each of which rose approximately 35% in the third quarter and approximately 28% in the nine-month period. Revenue in the U.S. remained essentially flat in the third quarter and grew 4.1% in the nine-month period as the company focused on the restructuring and realignment of its U.S. sales organization, which is now complete.

The revenue increases in the third quarter and nine-month period were primarily due to higher unit sales, partially offset by the combined effects of changes in product mix and average selling prices. Revenue in the third quarter included $4.2 million of sales of new products and services introduced since the fourth quarter of 2003, and revenue in the nine-month period included $8.7 million of sales of new products and services.

Foreign currency translation had a favorable effect on consolidated revenue for the third quarter and nine-month period due to the strength of foreign currencies against the U.S. dollar.

•        Excluding the $1.4 million positive effect of foreign currency translation in the quarter, consolidated revenue would have increased 13.5% for the third quarter of 2004.

•        Excluding the $4.1 million positive effect of foreign currency translation, consolidated revenue would have increased 10.8% for the nine-month period.

On a product line basis,

•        Revenue from systems and other products increased

•       32.7% to $10.9 million in the third quarter from $8.2 million in the 2003 period; and

•       20.2% to $30.6 million in the first nine months from $25.5 million in the 2003 period.

•        Revenue from materials increased

•       14.3% to $8.8 million for the third quarter from $7.7 million for the 2003 period; and

•       13.9% to $26.4 million for the first nine months of 2004 from $23.2 million for the 2003 period.

•        Revenue from services increased

•       10.3% to $9.9 million for the third quarter of 2004 from $9.0 million for the 2003 period; and

•       14.7% to $30.0 million for the first nine months of 2004 from $26.1 million for the 2003 period.

For both the third quarter and first nine months of 2004, the company reported an operating profit due to its higher revenue, improved gross profit margin and lower operating expenses, reversing operating losses that it experienced in the 2003 periods.

•        As a result of the substantial increase in revenue and the relatively lower increase in cost of sales in each period, gross profit increased to

•       $14.1 million for the 2004 quarter from $9.7 million for the 2003 period. Gross profit margin increased by over 8 percentage points to 47.4% of consolidated revenue from 39.1% of consolidated revenue for the 2003 period.

•       $38.4 million for the first nine months of 2004 from $27.9 million for the 2003 period. Gross profit margin increased by almost 7 percentage points to 44.1% of consolidated revenue from 37.2% of consolidated revenue for the 2003 period.

•        Cost of sales increased by $0.4 million and $1.7 million in the respective periods.

•        Gross profit margin for products and services both increased.

Gross profit margin for products increased to

•       50.2% in the third quarter of 2004 from 45.2% for the 2003 period; and

•       47.4% for the first nine months of 2004 from 44.7% for the 2003 period.

•        The increases in product margins, which arose from cost improvements and higher average selling prices, were partially offset by production ramp-up costs associated with the introduction of new products and under-absorbed direct manufacturing costs associated with the outsourcing of the equipment assembly activities that were announced in July.

•        Gross profit margin for services increased to

•       41.8% for the third quarter of 2004 from 28.3% for the 2003 period; and

•       37.9% for the first nine months of 2004 from 23.4% for the 2003 period.

•        Service margins continued to benefit globally from lower warranty costs and greater performance efficiencies.

•        Foreign currency translation had a $0.5 million favorable effect on gross profit margin in the third quarter and a $1.8 million favorable effect on gross profit margin in the nine-month period.

Operating expenses declined by $2.9 million or 19.9% during the third quarter and $5.4 million or 12.6% during the first nine months of 2004 compared to the 2003 periods. These reductions were the result of $3.7 million of lower selling, general and administrative expenses in the third quarter and $6.0 million of lower SG&A expenses in the first nine months of 2004 compared to the 2003 periods.

•        In the third quarter and the first nine months of 2004, foreign currency translation had an unfavorable effect of $0.4 million and $1.0 million, respectively, on SG&A expenses.

•        In the first nine months of 2004, SG&A expenses included $4.7 million of legal costs compared to an adjusted $6.5 million of legal costs in the 2003 period. Legal costs, which remained high in the third quarter of 2004, declined to $1.1 million in that quarter compared to $2.9 million in the 2003 quarter. Legal costs in the first nine months of 2004 included $3.5 million of fees and expenses associated with the completion of litigation settlements  and with the company’s compliance with the SEC and Department of Justice subpoenas.

•        Other SG&A savings included lower employee benefit expense, lower depreciation and amortization expense, lower provisions for losses on accounts receivable, lower accounting and professional fees and a decrease in advertising and promotional expenses, partially offset by higher outside contract labor costs related to Sarbanes-Oxley compliance and employee relocation expenses.

•        Research and development expenses increased to $2.6 million in the third quarter of 2004 from $2.0 million in the third quarter of 2003.

•        For the nine-month periods, research and development expenses increased to $7.8 million in 2004 from $7.2 million in the 2003 period.

•        The company anticipates that research and development expenses will be in the range of 9% of consolidated revenue for the full year 2004 reflecting increased activity with selected development projects.

•        Severance and restructuring costs increased by $0.2 million to $0.4 million during the third quarter of 2004 to increase the reserve for leased buildings vacated during its restructuring activities in 2002 and to accrue for costs in connection with the outsourcing of its equipment assembly activities and realignment of personnel in Europe.

The company recorded a $0.2 million income tax benefit for the third quarter of 2004 compared to a $0.1 million provision for income taxes for the third quarter of 2003. The 2004 adjustment reflected a reduced annualized global effective tax rate arising from the benefits of tax-planning initiatives implemented during the third quarter of 2004.

Preferred stock dividend accruals increased by $0.1 million to $0.4 million for the third quarter of 2004 due to the increase in the annual dividend rate to $0.60 per share subsequent to May 5, 2004. Dividend accruals for the first nine months of 2004 were $0.6 million higher than during the 2003 period because the preferred stock has been outstanding during the entire 2004 period while, during 2003, it was not issued until May 2003 and, to a lesser extent, because of the higher dividend rate mentioned above.

“We are extremely pleased with the significant improvement in our operating results,” said Abe Reichental, 3D Systems’ president and chief executive officer. “Our strong focus on specific initiatives aimed at improving our customer’s bottom line is beginning to bear fruit. The experienced and energized management team that we have recruited and realigned in the past thirteen months is executing well against our strategic initiatives,” continued Reichental.

“In the past thirteen months, we have introduced 15 new products and services aimed at specific customer needs and at targeted growth opportunities. We believe that our recent commercialization of two new manufacturing-capable systems and the availability of two affordable 3-D printers that we have introduced positions us well to benefit from a growing market opportunity fueled by a  population of nearly 500,000 qualified 3-D CAD users,” added Reichental.

“Our successful resolution of most of our legacy legal matters without material impact to the company is enabling us to step up our investment in R&D, ensuring a healthy pipeline of near-term and mid-term opportunities to benefit our customers, while we continue to work to reduce our expenses.

“Despite both higher working capital levels to support higher sales, legacy costs and increased R&D spending, our cash balance at the end of the third quarter was only $0.1 million lower than at the beginning of the quarter.

“Most importantly, the ongoing favorable trends in operating expenses, gross profit margin and cash flow indicate that our employees are refining their abilities to do more with less, better and faster, and are delivering improved results from enhanced operational excellence,” concluded Reichental.

3D Systems will discuss its operating results for the third quarter of 2004 on a conference call and audio webcast to be held at 11:30 a.m. Eastern Time (8:30 a.m. Pacific Time) today. Details are set forth below.

Third-quarter business highlights:

During the third quarter, 3D Systems

•       Introduced the new Sinterstation® HiQ™ SLS® system, a new manufacturing-capable selective laser sintering system.

•       Introduced Bluestone™ SL material, a new engineered nano-composite resin for our SLA® systems.

•       Introduced four new VisiJet® color materials for the InVision 3-D printer: red, blue, black and gray. These color options allow designers to print visually appealing parts for communication and design validation.

•       Announced, as part of the implementation of our long-term business strategy, our plan to engage selected design and manufacturing companies to assemble our equipment portfolio, including our InVision™ 3-D printers and Viper™ SLA® systems. We began to implement these plans in the third quarter.

•       Announced the signing of a two-year secured revolving credit agreement with Silicon Valley Bank for up to $15 million of borrowings, including letter of credit and foreign exchange facilities.

•       Introduced Accura® si 50 SL material, a precision, durable stereolithography material with molded ABS plastic-like characteristics. This material is available in two colors:  ABS natural and gray.

Subsequent business highlights:

Since the end of the third quarter, 3D Systems

•       Introduced the Viper™ HA SLA® system with a dual-vat resin system, a new system for manufacturing hearing aid shells. The Viper HA SLA system is the second manufacturing system that we have introduced in the past three months.

•       Settled, as previously announced, our litigation in Japan with Hitachi Zosen Information Systems K.K.

•       Obtained the dismissal without prejudice of the patent litigation that we had brought against Aaroflex, Inc. in the United States.

•       Received written notice from the SEC on October 29, 2004 indicating that the SEC decided to close its investigation and does not intend to recommend enforcement action with respect to the Company.

3D Systems’ complete suite of customer solutions includes:

•       Multi-Jet Modeling technology (“MJM”), or 3-D printing, uses hot-melt jetting technology to print three-dimensional physical parts by accumulating proprietary solid imaging materials (“SIMs”) in successive layers. MJM technology is the basis of our affordable three-dimensional solutions for printing any three-dimensional part from digital data.

•       Stereolithography or SLA® systems use a laser to convert photosensitive resins into solid cross-sections, layer by layer, until the desired objects are complete. SLA® systems are capable of making multiple parts at the same time and are designed to produce prototype or end-use parts that have a wide range of sizes and shapes.

•       Selective Laser Sintering or SLS® systems use heat from a laser to melt and fuse, or sinter, powdered materials into solid cross-sections, layer-by-layer, until the desired parts are complete. SLS® systems can create parts from a variety of plastic and metal powders and are capable of processing multiple parts within the same build cycle.

•       Materials. We blend, market and distribute materials under a variety of brand names that we sell for use in all of our solid imaging systems. These families of engineered products are designed for use with our systems and processes to produce high-quality models, prototypes and parts. We market our stereolithography materials under the Accura® brand, selective laser sintering materials under the DuraForm®, LaserForm™ and CastForm™ brands, and multi-jet modeling materials under the ThermoJet® and VisiJet® brands. We also distribute Somos® resins and Dreve hearing aid resins for our SLA® systems.

•       Software. We provide proprietary part-preparation software to our customers for personal computers and engineering workstations. Our proprietary software package generates the information to be used by our SLS®, SLA® and MJM systems to create solid images. In addition, we team with other software companies, where appropriate, to develop complementary software for our systems.

•       Services. We provide a comprehensive suite of services and field support to our customers, ranging from applications development to installation, warranty and maintenance services.

Broad Applications and End-Uses:

•       Concept modeling and three-dimensional printing: Solid imaging solutions are used for concept-modeling and three-dimensional printing applications to produce three-dimensional shapes, primarily for visualizing and communicating mechanical design applications. They are also used for other applications including supply-chain management, architecture, art, surgical medicine, marketing and entertainment.

•       Rapid prototyping: Solid imaging solutions are also used for rapid prototyping applications, including the generation of product concept models, functional prototypes and master-casting and tooling patterns that are often used as an efficient, cost-effective means of evaluating product designs.

•       Instant manufacturing: Solid imaging solutions are also used for instant manufacturing applications to manufacture end-use parts directly from a digital image. Our instant manufacturing customers produce end-use parts without the need for expensive tooling or molds and without lengthy set-ups, resulting in significant flexibility and mass customization capabilities.

Conference Call and Audio Webcast Details

3D Systems will hold a conference call and audio webcast to discuss its third-quarter and nine-month 2004 financial results today at 11:30 a.m. Eastern Time (8:30 a.m. Pacific Time).

•       To access the Conference Call, dial 877/791-4796 (or 706/679-6014 from outside the United States). A recording will be available two hours after completion of the call for seven days. To access the recording, dial 800/642-1687 (or 706/645-9291 from outside the United States) and enter 1398660, the conference call ID number.

•       To access the audio webcast, log onto 3D Systems’ website at www.3dsystems.com. The link to the webcast is provided on the home page of the website. To ensure timely participation and technical capability, we recommend logging on a few minutes prior to the conference call to activate your participation. The webcast will be available for replay at: http://www.3dsystems.com/company/investor/index.asp

Forward-Looking Statements

Certain statements made in this release are forward-looking statements. These statements include comments as to the Company’s beliefs and expectations as to future events and trends affecting its business. These forward-looking statements are based upon management’s current expectations concerning future events and trends and are necessarily subject to uncertainties, many of which are outside the control of the Company. The factors stated under the heading “Forward-Looking Statements” and “Cautionary Statements and Risk Factors” in management’s discussion and analysis of financial condition and results of operations, which appear in the Company’s periodic filings with the Securities and Exchange Commission, as well as other factors, could cause actual results to differ materially from such statements.

About 3D Systems (Nasdaq: TDSC)

Founded in 1986, 3D Systems, the solid imaging companySM, provides solid imaging products and systems solutions that reduce the time and cost of designing products and facilitate direct and indirect manufacturing. Its systems utilize patented proprietary technologies to create physical objects from digital input that can be used in design communication, prototyping, and as functional end-use parts.

More information on the Company is available at www.3dsystems.com, or by phoning 888/337-9786, ext. 2882 (or 661/295-5600, ext. 2882 from outside the United States), or via email at moreinfo@3dsystems.com.

The 3D logo, 3D Systems, SLA, SLS, DuraForm, ThermoJet and Accura are registered trademarks and SLS, InVision, Amethyst, Bluestone, LaserForm and CastForm are trademarks of 3D Systems. “the solid imaging company” is a service mark of 3D Systems, Inc. All other product names or services mentioned are trademarks or registered trademarks of their respective companies.

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3D SYSTEMS CORPORATION
Condensed Consolidated Statements of Operations
For the Three Months and Nine Months Ended September 30, 2004 and September 26, 2003
(in thousands, except per share amounts)
UNAUDITED

	Three Months		Nine Months
		September 26,		September 26,
	September 30,	2003	September 30,	2003
	2004	(As Restated) (1)	2004	(As Restated) (1)
Revenue:
Products	$19,730	$15,940	$57,072	$48,686
Services	9,921	8,995	29,987	26,136
Total Revenue	29,651	24,935	87,059	74,822
Cost of Sales
Products	9,820	8,741	30,045	26,945
Services	5,774	6,451	18,620	20,020
Total Cost of Sales	15,594	15,192	48,665	46,965
Gross profit	14,057	9,743	38,394	27,857
Operating expenses:
Selling, general and administrative	8,751	12,429	28,883	34,884
Research and development	2,613	2,017	7,754	7,180
Severance and restructuring	380	223	521	474
Total operating expenses	11,744	14,669	37,158	42,538
Income (loss) from operations	2,313	(4,926)	1,236	(14,681)
Interest and other expense, net	418	394	1,399	2,281
Income (loss) before provision for income taxes	1,895	(5,320)	(163)	(16,962)
Provision for (benefit from) income taxes	(231)	78	752	1,109
Net income (loss) before cumulative effect of changes in accounting principles	2,126	(5,398)	(915)	(18,071)
Cumulative effect on prior years (to December 31, 2002) of expensing legal fees as incurred and change in amortization method for patents and license costs	—	—	—	(7,040)
Net income (loss)	2,126	(5,398)	(915)	(25,111)
Preferred stock dividends	413	320	1,123	518
Net income (loss) available to common stockholders	$1,713	$(5,718)	$(2,038)	$(25,629)
Shares used to calculate basic net income (loss) available to common stockholders per share (2)	13,249	12,778	13,116	12,746
Basic net income (loss) available to common stockholders before cumulative effect of changes in accounting principles, per share	$0.13	$(0.45)	$(0.16)	$(1.46)
Cumulative effect on prior years (to December 31, 2002) of changes in accounting principles per share	—	—	—	(0.55)
Basic net income (loss) available to common stockholders per share (2)	$0.13	$(0.45)	$(0.16)	$(2.01)
Shares used to calculate fully diluted net income (loss) available to common stockholders per share (2)	14,098	12,778	13,116	12,746
Diluted net income (loss) available to common stockholders before cumulative effect of changes in accounting principles, per share	$0.12	$(0.45)	$(0.16)	$(1.46)
Cumulative effect on prior years (to December 31, 2002) of changes in accounting principles per share	—	—	—	(0.55)
Diluted net income (loss) available to common stockholders per share (2)	$0.12	$(0.45)	$(0.16)	$(2.01)

(1)             The condensed consolidated statements of operations for the three months and nine months ended September 26, 2003 have been restated. See Schedule 1 for a reconciliation of the restated amounts.

(2)             See Schedule 2 for the calculation of basic and diluted earnings (loss) per share

3D SYSTEMS CORPORATION
Condensed Consolidated Balance Sheets
As of September 30, 2004 and December 31, 2003
(in thousands)

	September 30, 2004
	(Unaudited)	December 31, 2003
ASSETS
Current Assets:
Cash and cash equivalents	$19,854	$23,954
Accounts receivable, net	19,707	22,773
Inventories, net	13,531	9,694
Prepaid expenses and other current assets	4,485	2,751
Total current assets	57,577	59,172
Property and equipment, net	9,911	11,455
Intangible assets, net	11,084	13,210
Goodwill	44,869	44,900
Restricted cash	1,200	1,200
Other assets, net	1,286	1,528
	$125,927	$131,465
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$180	$165
Accounts payable	7,736	7,299
Accrued liabilities	14,221	16,466
Customer deposits	756	771
Deferred revenues	13,069	15,648
Total current liabilities	35,962	40,349
Long-term debt, less current portion	3,745	3,925
Convertible subordinated debentures	32,704	32,704
Other liabilities	1,143	2,579
Total liabilities	73,554	79,557
Series B convertible redeemable preferred stock	15,214	15,210
Stockholders’ equity:
Common stock, authorized 25,000 shares, issued and outstanding 13,408 (2004) and 12,903 (2003)	13	13
Capital in excess of par value	88,481	85,588
Notes receivable from employee for purchases of stock	—	(19)
Cumulative preferred stock dividends	(1,990)	(867)
Treasury stock, at cost	(68)	(45)
Accumulated deficit in earnings	(48,357)	(47,442)
Accumulated other comprehensive loss	(920)	(530)
Total stockholders’ equity	37,159	36,698
	$125,927	$131,465

3D SYSTEMS CORPORATION
Condensed Consolidated Statement of Cash Flows
Nine Months Ended September 30, 2004 and September 26, 2003
(in thousands)
(unaudited)

		September 26,
	September 30,	2003
	2004	(As Restated) (1)
Cash flows from operating activities:
Net loss	$(915)	$(25,111)
Adjustments to reconcile net loss to net cash used in operating activities:
Cumulative effect of changes in accounting principles	-	7,040
Depreciation and amortization	5,178	6,346
Provision for losses on accounts receivable	10	815
Adjustments to inventory reserves	660	826
Equity compensation expense	356	855
Stock payment of interest on employee's note	(4)	(5)
Loss on disposition of property and equipment	141	440
Changes in operating accounts:
Accounts receivable	2,944	9,891
Inventories	(5,635)	(664)
Prepaid expenses and other current assets	(1,620)	1,732
Other assets	140	573
Accounts payable	455	(3,260)
Accrued liabilities	(2,263)	(1,679)
Customer deposits	(16)	(187)
Deferred revenues	(2,534)	(1,704)
Other liabilities	(821)	(255)
Net cash used in operating activities	(3,924)	(4,347)
Cash flows from investing activities:
Payment of earnings to Optoform minority owner	(49)	-
Purchase of property and equipment	(314)	(569)
Additions to licenses and patents	(269)	(795)
Software development costs	(62)	-
Net cash used for investing activities	(694)	(1,364)
Cash flows from financing activities:
Exercise of stock options and purchase plan	2,951	299
Proceeds from private placement of preferred stock, net	-	15,178
Net borrowings under line of credit	-	6,100
Repayment of long-term debt	(165)	(10,500)
Restricted cash	-	(1,653)
Payment of preferred stock dividends	(632)	-
Stock registration costs	(388)	(276)
Payments under obligation with former RPC stockholders	(625)	-
Payment of accrued liquidated damages	(433)	-
Net cash provided by financing activities	708	9,148
Effect of exchange rate changes on cash	(190)	(35)
Net (decrease) increase in cash and cash equivalents	(4,100)	3,402
Cash and cash equivalents at the beginning of the period	23,954	2,279
Cash and cash equivalents at the end of the period	$19,854	$5,681
Supplemental Cash Flow Information:
Interest payments	$1,274	$1,717
Income tax payments	1,178	1,262
Non-cash items:
Accrued dividends on preferred stock	1,123	518
Accrued liquidated damages	393	-
Issuance of common stock (30 shares) as payment of accrued compensation expense	272	-
Restricted stock award (5 shares)	51	-
Conversion of 7 shares of convertible preferred stock	44	-
Receipt of treasury stock to settle employee note receivable	-	40
Transfer of equipment from inventory to fixed assets	1,653	1,608
Transfer of equipment to inventory from fixed assets	558	1,391

(1)             The condensed consolidated statement of cash flow for the nine months ended September 26, 2003 has been restated. See Schedule 1 for a reconciliation of the restated amounts.

Schedule 1

At December 31, 2003, the Company changed its method of accounting for legal fees incurred in the defense of its patent and license rights and its method of amortizing one of its patent licenses. See Note 2, Changes in Accounting Principles, to the Consolidated Financial Statements for the year ended December 31, 2003. The accompanying Condensed Consolidated Statements of Operations for the three months and nine months ended September 26, 2003 and the Condensed Consolidated Statement of Cash Flows for the nine months ended September 26, 2003 have been restated to reflect these changes in accounting principles, applied retroactively for the period. The effects on previously reported amounts for the three months and nine months ended September 26, 2003 are as follows:

	Amount as previously reported	Effect of change for expensing legal fees	Effect of change in amortization method	Amount as restated
Three months ended September 26, 2003:
Effect on condensed consolidated statement of operations:
Effect on cost of sales - products	$8,661	$—	$80	$8,741
Effect on selling, general and administrative expense	11,092	1,337	—	12,429
Effect on loss from operations	(3,509)	(1,337)	(80)	(4,926)
Effect on net loss available to common stockholders	(4,301)	(1,337)	(80)	(5,718)
Effect on basic and diluted net loss available to common stockholders per share	(0.34)	(0.10)	(0.01)	(0.45)
Nine months ended September 26, 2003:
Effect on condensed consolidated statement of operations:
Effect on cost of sales - products	$26,705	—	240	26,945
Effect on selling, general and administrative expense	31,467	3,417	—	34,884
Effect on loss from operations	(11,024)	(3,417)	(240)	(14,681)
Cumulative effect of changes in accounting principles	—	(5,964)	(1,076)	(7,040)
Effect on net loss available to common stockholders	(14,932)	(9,381)	(1,316)	(25,629)
Effect on basic and diluted net loss available to common stockholders per share	(1.17)	(0.74)	(0.10)	(2.01)
Effect on condensed consolidated statement of cash flows:
Effect on net cash used in operations	$(254)	$(4,093)	$—	$(4,347)
Effect on net cash used in investing activities	(5,457)	4,093	—	(1,364)

There was no tax effect arising from these changes in accounting principles for the three months and nine months ended September 26, 2003 as the effect of these changes was to increase the Company’s loss before provision for income taxes and the Company had fully reserved for its net deferred tax assets at that date.

Schedule 2

The following is a reconciliation of the numerator and denominator of the basic and diluted income (loss) per share computations:

	Three Months Ended		Nine Months Ended
		September 26, 2003		September 26, 2003
	September 30, 2004	(As Restated) (1)	September 30, 2004	(As Restated) (1)
Basic income (loss) per share
Numerator:
Net income (loss) available to common stockholders	$1,713	$(5,718)	$(2,038)	$(25,629)
Denominator:
Weighted average common shares outstanding	13,249	12,778	13,116	12,746
Basic income (loss) per common share	$0.13	$(0.45)	$(0.16)	$(2.01)
Diluted income (loss) per share
Numerator:
Net income (loss) available to common stockholders	$1,713	$(5,718)	$(2,038)	$(25,629)
Denominator:
Weighted average common shares outstanding	13,249	12,778	13,116	12,746
Effect of assumed exercise of options	849	—	—	—
Diluted weighted average common shares outstanding	14,098	12,778	13,116	12,746
Diluted income (loss) per common share	$0.12	$(0.45)	$(0.16)	$(2.01)

For the three months ended September 30, 2004, diluted net income per share includes the dilutive effect of the assumed exercise of a portion of the Company’s outstanding stock options. For prior periods, shares of common stock issuable upon the conversion of convertible preferred stock and convertible debt and upon the exercise of stock options and, in 2003, stock warrants were excluded from the calculation of diluted loss per share because their effects were anti-dilutive; that is, they would have reduced loss per share. The weighted average number of common shares excluded from the computation was approximately 6,879 for the three months ended September 30, 2004, 6,405 for the three months ended September 26, 2003, 6,669 for the nine months ended September 30, 2004, and 5,238 for the nine months ended September 26, 2003.

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